Exhibit 99.1

  FOR MORE INFORMATION, PLEASE CONTACT

The Piacente Group, Inc.

Brandi Floberg or Devin Rhoades

212-481-2050 or sed@tpg-ir.com (Twitter: TPGir)

SED International Holdings Gains Approval for NYSE Amex Listing

Shares to Begin Trading on NYSE Amex Under Ticker Symbol SED on March 1

TUCKER, GA – February 24, 2011 – SED International Holdings, Inc. (OTCQB: SECX), a multinational supply chain management provider and distributor of leading computer technology, consumer electronics, small appliances and cellular products, today announced that its common stock has been approved for listing on NYSE Amex. The Company's common stock is expected to begin trading on NYSE Amex under the ticker symbol “SED” on March 1, 2011.

“Our listing on the NYSE Amex exchange marks an exciting achievement among our corporate goals,” said Jonathan Elster, SED’s President and Chief Executive Officer. “Consistent with our growth strategy, we believe this listing will raise our investment profile among a broader range of investors, improve our stock liquidity and increase our visibility with current and potential customers. With our share price appreciating approximately 68% in 2010 and over 30% since the beginning of 2011, we hold strong fundamentals and a compelling growth proposition that have paved the way for heightened institutional activity and attracting sell-side interest. We are extremely pleased to be a part of the NYSE Amex and affirm our steadfast commitment to creating additional value for our shareholders.”

In accordance with standard listing approval requirements of NYSE Amex, SED’s listing is contingent upon the Company being in compliance with all applicable listing standards on the date it begins trading on NYSE Amex, and may be rescinded if the Company is not in compliance with such standards on that date.

ABOUT SED INTERNATIONAL HOLDINGS, INC.

Founded in 1980, SED International Holdings, Inc. is a multinational, preferred distributor of leading computer technology, consumer electronics, small appliances and cellular products.  The Company also offers custom-tailored supply chain management services ideally suited to meet the priorities and distribution requirements of the e-commerce, Business-to-Business and Business-to-Consumer markets.  Headquartered near Atlanta, Georgia with business operations in California; Florida; Georgia; Texas; Bogota, Colombia and Buenos Aires, Argentina, SED serves a customer base of over 10,000 channel partners and retailers in the U.S. and Latin America.  To learn more, please visit www.SEDonline.com; or follow us on Twitter @SEDIntl.

Statements made in this Press Release that are not historical or current facts are "forward-looking statements.”  These statements often can be identified by the use of terms such as "may," "will," "expect," "believes," "anticipate," "estimate," "approximate" or "continue," or the negative thereof.  The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  Any forward-looking statements represent management's best judgment as to what may occur in the future.  However, forward-looking statements are subject to risks, uncertainties and important factors beyond the control of the Company that could cause actual results and events to differ materially from historical results of operations and events and those presently anticipated or projected.  These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in foreign countries and failure to capitalize upon access to new markets.  The Company disclaims any obligation to revise any forward-looking statements to reflect events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events. These factors and others are discussed in the "Management's Discussion and Analysis" section of the Company's Reports on Forms 10-K and 10Q available at www.sec.gov.

####